Exhibit 99.1(v)

CERTIFICATE OF CORRECTION

TO CORRECT AN ERROR

IN

MUTUAL OF AMERICA INVESTMENT CORPORATION

ARTICLES SUPPLEMENTARY TO THE CHARTER

Pursuant to the provisions of Section 1-207 of Corporations and Associations Articles, Annotated Code of Maryland, the undersigned execute(s) the following Certificate of Correction.

1.             The name of the sole party to the document being corrected, which are Articles Supplementary to its Charter, is Mutual of America Investment Corporation (the “Corporation”).

2.             That Articles Supplementary to the Charter were filed with the Department of Assessments and Taxation of the State of Maryland on January 13, 2009 and that said document requires correction as permitted under the provisions of Section 1-207 of the Corporations and Associations Article of Annotated Code of Maryland.

3.             The error or defect in said document to be corrected is as follows:

The document contains a typographical error in the date set forth on its face, which inadvertently was typed as follows, showing an incorrect year:

Date: January 12, 2008

4.             The foregoing inaccuracy or defect in the document is corrected to read as follows:

Date: January 12, 2009

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its corporate name on its behalf by its President and attested by its Secretary on this twentieth day of January, 2009, and the undersigned President of the Corporation acknowledges that this Certificate of Correction is the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of this Certificate of Correction are true in all material respects and that this statement is made under the penalties for perjury.

MUTUAL OF AMERICA
INVESTMENT CORPORATION

	By	/s/ Manfred Altstadt
Manfred Altstadt
President, Chairman and CEO

ATTEST:

/s/ Thomas L. Martin

Thomas L. Martin
Secretary